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Tesco Corporation to Conduct Analyst Day Presentation and Tour

For Immediate Release

Trading Symbol:

"TESO" on NASDAQ

"TEO" on TSX

October 10, 2007

Houston, Texas--Tesco Corporation announced today that it will conduct its first Analyst Day presentation and field yard tour at its Corporate Offices in Houston, Texas on Tuesday, October 16, 2007. The presentation will begin at 8 a.m. Central Time and will conclude at approximately 1 p.m. after which the field yard tour will be conducted. During the presentation, senior management of the Company will provide an overview of TESCO's strategy and worldwide operations as well as a review of the Company's finances.

Tesco Corporation invites investors and those interested to listen to a live webcast of its presentation over the Internet by accessing the Investor Relations link to the webcast at www.tescocorp.com. For your convenience, a copy of the presentation slides will be publicly available through the Company's website.

Attendance at the Analyst Day is directed to buy side and sell side analysts and portfolio managers. Anyone having questions on the event should contact Kristi Rector at Tesco Corporation at (713) 359-7105.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

Anthony Tripodo (713) 359-7000

Tesco Corporation